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                                                                   EXHIBIT 23(G)

                      CONSENT OF PAINEWEBBER INCORPORATED

Walden Bancorp, Inc.
125 Nagog Park
Acton, Massachusetts 01720

Ladies and Gentlemen:

     We hereby consent to the use of our written opinion letter dated as of the date of this Joint Proxy Statement - Prospectus to the Board of Directors of Walden Bancorp, Inc. included as Appendix E to the Joint Proxy Statement - Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly-owned subsidiary of UST Corp. with and into Walden Bancorp, Inc. and to the references to such opinion, to our August 29, 1996 oral and written opinion and to this firm in such Joint Proxy Statement - Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            PAINEWEBBER INCORPORATED

                                            By: /s/  JAMES W. KILMAN, JR.

                                              ----------------------------------
                                              Name: James W. Kilman, Jr.
                                              Title:   Managing Director

November 5, 1996